As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-124177

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE KNOT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	462 Broadway, 6th Floor	13-3895178
(State or Other Jurisdiction of Incorporation or Organization)	New York, New York 10013 (212) 219-8555	(I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Liu

President and Chief Executive Officer

The Knot, Inc.

462 Broadway, 6th Floor

New York, New York 10013

(212) 219-8555

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to: Brian B. Margolis, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 Telephone: (212) 969-3000

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	2,617,800 (1)	$ 6.13 (2)	$ 16,047,114 (2)	$ 1,888.75 (3)
(1)

All of the shares of common stock offered hereby are for the account of selling stockholders. A portion of the shares being registered are issuable upon the exercise of outstanding warrants held by certain of the selling stockholders. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued to these stockholders pursuant to the terms of the warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)

Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s common stock on the NASDAQ National Market on May 24, 2005.

(3)	$2,026.64 has been paid previously.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 25, 2005

PROSPECTUS

2,617,800 Shares

Common Stock

This prospectus relates to the resale of 2,617,800 shares of common stock of The Knot, Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. A portion of these shares are issuable upon the exercise of an outstanding warrant held by one of the selling stockholders. This prospectus also relates to the resale of shares that may be issued to this stockholder pursuant to the terms of the warrant to prevent dilution resulting from stock splits, stock dividends and similar transactions.

The selling stockholders may offer their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of these methods. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

Our common stock is quoted on the NASDAQ National Market under the symbol “KNOT”. On May 24, 2005, the closing sale price of our common stock was $6.10 per share.

Investing in our common stock involves risks.

See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2005.

TABLE OF CONTENTS

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You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

Unless the context otherwise indicates, references in this prospectus to the terms “The Knot,” “we,” “our” and “us” refer to The Knot, Inc. and The Knot’s subsidiaries. This prospectus contains other product names, trade names, service marks and trade marks of The Knot and of other organizations.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Our Business

We are a leading lifestage media and services company providing products and services to couples planning their weddings and future lives together. Weddings are major milestone events, and consumers tend to allocate significant budgets to their weddings and related purchases. According to an independent research report, the domestic wedding market generates approximately $70 billion in retail sales annually. Our website, at www.theknot.com, is the most trafficked wedding destination online and offers comprehensive content, extensive wedding-related shopping, an online wedding gift registry and an active community.

The Knot is the leading wedding content provider to America Online (AOL), MSN and Comcast Cable. We publish The Knot Weddings Magazine, which features editorial content and a shopping directory format which covers every major wedding planning decision and is distributed to newsstands and bookstores across the nation. We also publish The Knot Weddings regional magazines in 16 markets in the United States and The Knot Real Weddings in two additional local markets. We publish a wedding planning book trilogy with Broadway Books, a gift book series with Chronicle Books and produce a televised documentary series on The Oxygen Network and a Video-on-Demand service for Comcast.

In November 2004, we launched our newlywed website, The Nest, at www.thenest.com, the first online destination for the newly married audience, providing couples in their first two years of marriage with targeted relationship advice, living and entertaining ideas, interactive tools for daily life and a robust community of peers. In January 2005, we acquired the business and assets of GreatBoyfriends LLC including the websites GreatBoyfriends.com and GreatGirlfriends.com, which are referral-based online dating services supported by subscriptions.

Litigation

On September 19, 2003, WeddingChannel.com, Inc. (“WeddingChannel”) filed a complaint against The Knot in the United States District Court for the Southern District of New York. The complaint alleges that The Knot has violated U.S. Patent 6,618,753 (“Systems and Methods for Registering Gift Registries and for Purchasing Gifts”), and further alleges that certain actions of The Knot give rise to various federal statute, state statute and common law causes of actions. WeddingChannel is seeking, among other things, damages and injunctive relief. If The Knot is found to have willfully infringed the patent-in-suit, enhanced damages may be awarded. This complaint was served on the Company on September 22, 2003.

Based on information currently available, The Knot believes that the claims are without merit and is vigorously defending itself against all claims. On October 14, 2003, The Knot filed an answer and counterclaims against WeddingChannel. The Knot’s answer raises various defenses to the counts alleged by WeddingChannel. Additionally, The Knot has brought counterclaims including a request that the court declare that the patent-in-suit is invalid, unenforceable and not infringed. The Knot’s counterclaims further allege that certain actions taken by, or on behalf of, WeddingChannel give rise to various federal statutory claims, state statutory claims and common law causes of action. On April 15, 2005, WeddingChannel specified that they were seeking patent infringement damages in an amount ranging from approximately $1,100,000 to in excess of approximately $13,000,000 plus interest. The Knot has raised defenses to WeddingChannel’s patent, which, if successful, would obviate or substantially limit any potential damages payments. WeddingChannel has also requested unspecified damages in connection with other claims set forth in its complaint. There can be no assurance that our answer or counterclaims against WeddingChannel will be successful. If our answer and our defenses do not succeed or if our counterclaims are found to be without merit, or if we determine to settle this litigation at a later date, we could suffer harm to our business and a material adverse effect to our financial condition and results of operations.

Recent Developments

On March 29, 2005, our common stock was relisted on the NASDAQ National Market under the symbol “KNOT”.

____________________________________________________

Our principal executive offices are located at 462 Broadway, 6th Floor, New York, New York, 10013. Our telephone number is (212) 219-8555. The address of our principal Web site is www.theknot.com. We are also located on America Online (keywords “Knot” and “weddings”). Our Web site address and America Online keywords are provided for information purposes only and the information contained on our website or on America Online does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have an unproven business model, and it is uncertain whether online wedding-related sites can generate sufficient revenues to survive.

Our model for conducting business and generating revenues is unproven. Our business model depends in large part on our ability to generate revenue streams from multiple sources through our online sites, including online sponsorship and advertising fees from third parties and online sales of wedding gifts and supplies.

It is uncertain whether wedding-related online sites that rely on attracting sponsors and advertisers, as well as people to purchase wedding gifts and supplies, can generate sufficient revenues to survive. For our business to be successful, we must provide users with an acceptable blend of products, information, services and community offerings that will attract wedding consumers to our online sites frequently. In addition, we must provide sponsors, advertisers and vendors the opportunity to reach these wedding consumers. We provide our services to users without charge, and we may not be able to generate sufficient revenues to pay for these services.

Moreover, we face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the online advertising and e-commerce markets. These risks include our ability to:

•	increase the audience on our sites;
•	broaden awareness of our brand;
•	strengthen user loyalty;
•	offer compelling content;
•	maintain our leadership in generating traffic;
•	maintain our current, and develop new, strategic relationships;
•	attract a large number of advertisers from a variety of industries;
•	respond effectively to competitive pressures;
•	continue to develop and upgrade our technology; and
•	attract, integrate, retain and motivate qualified personnel.

These risks could negatively impact our financial condition if left unaddressed. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or profitability.

We have a history of significant losses since our inception and may incur significant losses in the future.

We have achieved profitability only in the three months ended March 31, 2005 and the calendar years 2004 and 2003 and have incurred significant accumulated losses. As of March 31, 2005, our accumulated deficit was $45.8 million. We expect to continue to incur significant operating expenses and, as a result, we will need to generate significant revenues to maintain profitability. We cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the

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future. Failure to maintain profitability may materially and adversely affect our business, results of operations and financial condition and the market price of our common stock.

We lack significant revenues and may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

Our revenues for the foreseeable future will remain dependent on online user traffic levels, advertising activity, both online and offline, and the expansion of our e-commerce activity. In addition, we plan to expand and develop content and to continue to upgrade and enhance our technology and infrastructure. We incur a significant percentage of our expenses, such as employee compensation, prior to generating revenues associated with those expenses. Moreover, our expense levels are based, in part, on our expectation of future revenues. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our results of operations would be materially and adversely affected.

If sales to sponsors or advertisers forecasted in a particular period are delayed or do not otherwise occur, our results of operations for a particular period would be materially and adversely affected.

The time between the date of initial contact and the execution of a contract with a national sponsor or advertiser is often lengthy, typically ranging from six weeks for smaller programs and several months for larger programs, and may be subject to delays over which we have little or no control, including:

•	the occurrence of extraordinary events, such as the attacks on September 11, 2001;
•	customers’ budgetary constraints;
•	customers’ internal acceptance reviews;
•	the success and continued internal support of advertisers’ and sponsors’ own development efforts; and
•	the possibility of cancellation or delay of projects by advertisers or sponsors.

During the sales cycle, we may expend substantial funds and management resources in advance of generating sponsorship or advertising revenues. Accordingly, if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur, we would generate less sponsorship and advertising revenues during that period, and our results of operations may be adversely affected.

Our quarterly revenues and operating results are subject to significant fluctuation, and these fluctuations may adversely affect the trading price of our common stock.

Our quarterly revenues and operating results have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

•	the level of online usage and traffic on our websites;
•	seasonal demand for e-commerce;
•	the addition or loss of advertisers;
•	the advertising budgeting cycles of specific advertisers;
•	the regional and national magazines’ publishing cycles;
•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;
•	the introduction of new sites and services by us or our competitors;

•	changes in our pricing policies or the pricing policies of our competitors; and
•	general economic conditions, as well as economic conditions specific to the Internet, online and offline media and electronic commerce.

We do not believe that period-to-period comparisons of our operating results are necessarily meaningful and you should not rely upon these comparisons as indicators of our future performance.

Due to the foregoing factors, it is also possible that our results of operations in one or more future quarters may fall below the expectations of investors and/or securities analysts. In such event, the trading price of our common stock is likely to decline.

Because the frequency of weddings vary from quarter to quarter, our operating results may fluctuate due to seasonality.

Seasonal and cyclical patterns may affect our revenues. In 2003, according to the National Center of Health Statistics, 20% of weddings in the United States occurred in the first quarter, 26% occurred in the second quarter, 30% occurred in the third quarter and 24% occurred in the fourth quarter. We have limited experience generating merchandise revenues. Based upon our limited experience, we believe wedding related merchandise revenues generally are lower in the first and fourth quarters of each year. As a result of these factors, we may experience fluctuations in our revenues from quarter to quarter.

We depend on our strategic relationships with other websites.

We depend on establishing and maintaining distribution relationships with high-traffic websites such as AOL, MSN and Comcast for a portion of our traffic. There is intense competition for placements on these sites, and we may not be able to continue to enter into such relationships on commercially reasonable terms, if at all. Even if we enter into or maintain distribution relationships with these websites, they themselves may not attract a significant number of users. Therefore, our sites may not receive additional users from these relationships. Moreover, we may be required to pay significant fees to establish and maintain these relationships. Our business, results of operations and financial condition could be materially and adversely affected if we do not establish and maintain strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in increased use of our websites.

The market for Internet advertising is still developing, and if the Internet fails to gain further acceptance as a media for advertising, we would experience slower revenue growth than expected or a decrease in revenue and would incur greater than expected losses.

Our future success depends, in part, on a significant increase in the use of the Internet as an advertising and marketing medium. Sponsorship and advertising revenues constituted 34% of our net revenues for the year ended December 31, 2003, 43% of our net revenues for the year ended December 31, 2004 and 48% of our net revenues for the three months ended March 31, 2005. Our national online sponsorship and advertising revenues were approximately $4.4 million for the year ended December 31, 2003, $5.9 million for the year ended December 31, 2004 and $1.8 million for the three months ended March 31, 2005. The Internet advertising market is still developing, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising solutions are uncertain. Many of our current and potential customers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. Furthermore, there are software programs that limit or prevent advertising from being delivered to a user’s computer. Widespread adoption of this software by users would significantly undermine the commercial viability of Internet advertising.

We may be unable to continue to build awareness of The Knot brand name which would negatively impact our business and cause our revenues to decline.

Building recognition of our brand is critical to attracting and expanding our online user base and our offline readership. Because we plan to continue building brand recognition, we may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness. Our failure to successfully promote and maintain our brand would adversely affect our business and cause us to incur significant expenses in promoting our brand without an associated increase in our net revenues.

Our business could be adversely affected if we are not able to successfully integrate any future acquisitions or successfully operate under our strategic partnerships.

In the future, we may acquire, or invest in, complementary companies, products or technologies or enter into new strategic partnerships. Acquisitions, investments and partnerships involve numerous risks, including:

•	difficulties in integrating operations, technologies, products and personnel;
•	diversion of financial and management resources from existing operations;
•	risks of entering new markets;
•	potential loss of key employees; and
•	inability to generate sufficient revenues to offset acquisition or investment costs.

The costs associated with potential acquisitions or strategic alliances could dilute your investment or adversely affect our results of operations.

To pay for an acquisition or to enter into a strategic alliance, we might use equity securities, debt, cash, or a combination of the foregoing. If we use equity securities, our stockholders may experience dilution. In addition, an acquisition may involve non-recurring charges, including writedowns of significant amounts of goodwill. The related increases in expenses could adversely affect our results of operations. Any such acquisitions or strategic alliances may require us to obtain additional equity or debt financing, which may not be available on commercially acceptable terms, if at all.

If we cannot protect our domain names, it will impair our ability to successfully brand The Knot.

We currently hold various Web domain names, including www.theknot.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, it is unclear whether laws protecting trademarks and similar proprietary rights will be extended to protect domain names. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may not successfully carry out our business strategy of establishing a strong brand for The Knot if we cannot prevent others from using similar domain names or trademarks. This could impair our ability to increase market share and revenues.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

We rely upon copyright, trade secret and trademark law, assignment of invention and confidentiality agreements and license agreements to protect our proprietary technology, processes, content and other intellectual property to the extent that protection is sought or secured at all. The steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, third parties may be able to independently develop similar or superior technology, processes, content or other intellectual property. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business and prospects would be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights and the loss of our ability to operate our business.

Our products and services may infringe on intellectual property rights of third parties and any infringement could require us to incur substantial costs and distract our management.

Although we avoid knowingly infringing intellectual rights of third parties, including licensed content, we may be subject to claims alleging infringement of third-party proprietary rights. If we are subject to claims of infringement or are infringing the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms, if at all. In that event, we would need to undertake substantial reengineering to continue our online offerings. Any effort to undertake such reengineering might not be successful. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business.

WeddingChannel.com, Inc. has filed a complaint against us alleging, among other claims, that we have violated their U.S. Patent 6,618,753 (“Systems and Methods for Registering Gift Registries and for Purchasing Gifts”), and further alleges that certain actions of The Knot give rise to various federal statute, state statute and common law causes of actions. WeddingChannel is seeking, among other things, damages and injunctive relief. If we are found to have willfully infringed the patent-in-suit, enhanced damages may be awarded. This complaint was served on The Knot on September 22, 2003.

Based on information currently available, we believe that the claims are without merit and we are vigorously defending The Knot against all claims. We have filed an answer and counterclaims against WeddingChannel. Our answer raises various defenses to the counts alleged by WeddingChannel. Additionally, we have brought counterclaims including a request that the court declare that the patent-in-suit is invalid, unenforceable and not infringed. Our counterclaims further allege that certain actions taken by, or on behalf of, WeddingChannel give rise to various federal statutory claims, state statutory claims and common law causes of action. On April 15, 2005, WeddingChannel specified that they were seeking patent infringement damages in an amount ranging from approximately $1,100,000 to in excess of approximately $13,000,000 plus interest. We raised defenses to WeddingChannel’s patent, which, if successful, would obviate or substantially limit any potential damages payments. WeddingChannel has also requested unspecified damages in connection with other claims set forth in its complaint. There can be no assurance that our answer or counterclaims against WeddingChannel will be successful. If our answer and our defenses do not succeed or if our counterclaims are found to be without merit, or if we determine to settle this litigation at a later date, we could suffer harm to our business and a material adverse effect to our financial condition and results of operations.

Our general and administrative expenses increased to $11.1 million for the year ended December 31, 2004, from $7.5 million for the year ended December 31, 2003 and from $2.3 million for the three months ended March 31, 2004 to $3.1 million for the three months ended March 31, 2005. These increases were primarily due to higher legal fees related to the litigation with WeddingChannel of $3.0 million and $355,000, respectively. We currently believe that this litigation will continue through the twelve months ending December 31, 2005; however, we cannot predict at this time the amount of additional legal fees that we may incur. There can be no assurance that we will not incur substantial legal fees in 2005 or beyond in connection with this litigation, at levels equal to or greater than the amount of fees paid in 2004.

Increased competition in our markets could reduce our market share, the number of our advertisers, our advertising revenues and our margins.

The Internet advertising and online wedding markets are still developing. Additionally, both the Internet advertising and online wedding markets and the wedding magazine publishing markets are intensely competitive, and we expect competition to intensify in the future. We face competition for members, users, readers and advertisers from the following areas:

•	online services or websites targeted at brides and grooms as well as the online sites of retail stores, manufacturers and regional wedding directories;
•	bridal magazines, such as Bride’s and Modern Bride (both part of the Condé Nast family); and
•	online and retail stores offering gift registries, especially from retailers offering specific bridal gift registries.

We expect competition to increase because of the business opportunities presented by the growth of the Internet and e-commerce. Our competition may also intensify as a result of industry consolidation and a lack of substantial barriers to entry. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user, membership or readership bases than we have and, therefore, have significant ability to attract advertisers, users and readers. In addition, many of our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in Internet user requirements, as well as devote greater resources than we can to the development, promotion and sale of services.

There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those that we develop or adapt more quickly than we do to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, lower margins or loss of market share. There can be no assurance that we will be able to compete successfully against current and future competitors.

Our potential inability to compete effectively in our industry for qualified personnel could hinder the success of our business.

Competition for personnel in the Internet and wedding industries is intense. We may be unable to retain employees who are important to the success of our business. We may also face difficulties attracting, integrating or retaining other highly qualified employees in the future. If we cannot attract new personnel or retain and motivate our current personnel, our business may not succeed.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate or our operating results. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the market for our common stock, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable; and we may not be able to foresee events that could have an adverse effect on our business.

We may not be able to obtain additional financing necessary to execute our business strategy.

We currently believe that our current cash and cash equivalents will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. Our ability to meet our obligations in the ordinary course of business is dependent upon our ability to maintain profitable operations and/or raise additional financing through public or private equity financings, or other arrangements with corporate sources, or other sources of financing to fund operations. However, there is no assurance that we will maintain profitable operations or that additional funding, if required, will be available to us in amounts or on terms acceptable to us.

Systems disruptions and failures could cause advertiser or user dissatisfaction and could reduce the attractiveness of our sites.

The continuing and uninterrupted performance of our computer systems is critical to our success. Our advertisers and sponsors, users and members may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our services and content to them. Substantial or repeated system disruption or failures would reduce the attractiveness of our online sites significantly. Substantially all of our systems hardware required to run our sites are located at Globix Corporation’s facilities in New York, New York. Globix emerged from bankruptcy protection in April 2002. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, acts of terrorism and similar events could damage these systems. Our operations depend on the ability of Globix to protect its own systems and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. Although Globix provides comprehensive facilities management services, Globix does not guarantee that our Internet access will be uninterrupted, error-free or secure. In addition, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our online sites. Our business could be materially and adversely affected if our systems were affected by any of these occurrences. We do not presently have any secondary “off-site” systems or a formal disaster recovery plan. Our sites must accommodate a high volume of traffic and deliver frequently updated information. Our sites have in the past experienced slower response times. These types of occurrences in the future could cause users to perceive our sites as not functioning properly and therefore cause them to use another online site or other methods to obtain information or services. In addition, our users depend on Internet service providers, online service providers and other site operators for access to our online sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system disruptions or failures unrelated to our systems. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied advertisers or customers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Any system disruption or failure, security breach or other damage that interrupts or delays our operations could cause us to lose users, sponsors and advertisers and adversely affect our business and results of operations.

We may not be able to deliver various services if third parties fail to provide reliable software, systems and related services to us.

We are dependent on various third parties for software, systems and related services in connection with our hosting, placement of advertising, accounting software, data transmission and security systems. Several of the third parties that provide software and services to us have a limited operating history and have relatively new technology. These third parties are dependent on reliable delivery of services from others. If our current providers were to experience prolonged systems failures or delays, we would need to pursue alternative sources of services. Although alternative sources of these services are available, we may be unable to secure such services on a timely basis or on terms favorable to us. As a result, we may experience business disruptions if these third parties fail to provide reliable software, systems and related services to us.

We may be liable if third parties misappropriate our users’ personal information.

If third parties were able to penetrate our network security or otherwise misappropriate our users’ personal or credit card information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation which could adversely affect our financial condition. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could have additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Our executive officers, directors and stockholders who each owned greater than 5% of our common stock exercise significant control over all matters requiring a stockholder vote.

As of May 1, 2005, our executive officers and directors and stockholders who each owned greater than 5% of our common stock, and their affiliates, in the aggregate, beneficially owned approximately 79% of our outstanding common stock. As a result, these stockholders are able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

Anti-takeover provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us.

Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Risks Related to the Securities Markets

Our stock price has been highly volatile and is likely to experience extreme price and volume fluctuations in the future that could reduce the value of your investment and subject us to litigation.

The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile, with extreme price and volume fluctuations. These broad market and industry factors may harm the market price of our common stock, regardless of our actual operating performance, and for this or other reasons, we could continue to suffer significant declines in the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, it could result in substantial costs and a diversion of our management’s attention and resources.

Sales or the perception of future sales of our common stock may adversely affect our stock price.

Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock subject to the registration statement we filed in December 2003, registering the resale of 2,800,000 shares of common stock by the selling stockholders named in the related prospectus, and the number of shares subject to this registration statement, are substantially greater than the average weekly trading volume for our shares. No prediction can be made as to the effect, if any, that market sales of these or other shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

Risks Related to the Internet Industry

If the use of the Internet and commercial online services as media for commerce does not continue to grow, our business and prospects would be materially and adversely affected.

We cannot assure you that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and commercial online services as media for commerce, particularly for purchases of wedding gifts and supplies. Even if consumers adopt the Internet or commercial online services as a media for commerce, we cannot be sure that the necessary infrastructure will be in place to process such transactions. Our long-term viability depends substantially upon the widespread acceptance and the development of the Internet or commercial online services as effective media for consumer commerce and for advertising. Use of the Internet or commercial online services to effect retail transactions and to advertise is at an early stage of development. Convincing consumers to purchase wedding gifts and supplies online may be difficult.

Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty. The continued development of the Internet and commercial online services as a viable commercial marketplace is subject to a number of factors, including:

•	continued growth in the number of users of such services;
•	concerns about transaction security;

•	continued development of the necessary technological infrastructure;
•	consistent quality of service;
•	availability of cost-effective, high speed service;
•	uncertain and increasing government regulation; and
•	the development of complementary services and products.

If users experience difficulties because of capacity constraints of the infrastructure of the Internet and other commercial online services, potential users may not be able to access our sites, and our business and prospects would be harmed.

To the extent that the Internet and other online services continue to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. The Internet and other online services have experienced outages and delays as a result of damage to portions of their infrastructure, power failures, telecommunication outages, network service outages and disruptions, natural disasters and vandalism and other misconduct. Outages or delays could adversely affect online sites, e-mail and the level of traffic on all sites. We depend on online access providers that provide our users with access to our services. In the past, users have experienced difficulties due to systems failures unrelated to our systems. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity or to increased governmental regulation. Insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and negatively impact use of the Internet and other online services generally, and our sites in particular. If the use of the Internet and other online services fails to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur or if the Internet and other online services do not become a viable commercial marketplace, it is possible that we will not be able to maintain profitability.

We may be unable to respond to the rapid technological change in the Internet industry and this may harm our business.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose users and market share to our competitors. The Internet and e-commerce are characterized by rapid technological change. Sudden changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices could render our existing online sites and proprietary technology and systems obsolete. The emerging nature of products and services in the online wedding market and their rapid evolution will require that we continually improve the performance, features and reliability of our online services. Our success will depend, in part, on our ability:

•	to enhance our existing services;
•	to develop and license new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and users; and
•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of online sites and other proprietary technology entails significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Updating our technology internally and licensing new technology from third parties may require significant additional capital expenditures.

If we become subject to burdensome government regulation and legal uncertainties related to doing business online, our sponsorship and advertising and merchandise revenues could decline and our business and prospects could suffer.

Laws and regulations directly applicable to Internet communications, privacy, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, freedom of expression, pricing, unsolicited commercial e-mail (spam), content, taxation quality of products and services, advertising, intellectual property rights and information security. Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. The governments of states and foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising services. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet and other online services could cause our sponsorship and advertising revenues and merchandise revenues to decline and our business and prospects to suffer.

We may be sued for information retrieved from our sites.

We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our online sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our online sites through links to other online sites or through content and materials that may be posted by members in chat rooms or bulletin boards. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

We may incur potential product liability for products sold online.

Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had limited experience selling products online and developing relationships with manufacturers or suppliers of such products. We sell a range of products targeted specifically at brides and grooms through The Knot Registry, The Knot Shop, Bridalink.com or other e-commerce sites that we may acquire in the future. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our financial results, reputation and brand name.

We may incur significant expenses related to the security of personal information online.

The need to transmit securely confidential information online has been a significant barrier to e-commerce and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve transmitting confidential information. Because our success depends on the acceptance of online services and e-commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. Forward looking statements can be identified by the use of terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “plan” and other similar terms. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements as a result of certain factors. The risk factors and other cautionary statements made in this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K/A under the captions “Business — Competition,” “Business — Infrastructure, Operations and Technology, “Business — Government Regulation,” “Business — Intellectual Property and Proprietary Rights,” “Legal Proceedings,” and “Quantitative and Qualitative Disclosures About Market Risk,” all of which you should review carefully, identify some of the important factors that could cause future results or events to differ from those identified in forward-looking statements. The Knot undertakes no obligation to update publicly any forward-looking statement for any reason, including to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker-dealers through whom they sell any of the shares.

DILUTION

None of the shares offered and sold pursuant to this prospectus are being sold by us. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered and sold pursuant to this prospectus.

SELLING STOCKHOLDERS

We are registering the shares of common stock offered for sale by this prospectus as required by the Third Amended and Restated Investors’ Rights Agreement, dated as of November 8, 1999 by and among The Knot and certain holders of The Knot’s equity securities named therein, and the warrant certificate issued to Allen & Company LLC on October 27, 2004.

A portion of these shares are issuable upon the exercise of an outstanding warrant held by one of the selling stockholders. This prospectus also relates to the resale of shares that may be issued to this stockholder pursuant to the terms of the warrant to prevent dilution resulting from stock splits, stock dividends and similar transactions.

The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of May 25, 2005, the number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus, and the number of shares of common stock to be beneficially owned by each selling stockholder after completion of this offering (assuming the sale of all shares offered by this prospectus). Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned. Unless otherwise indicated, none of the selling stockholders beneficially own any shares of common stock pursuant to options or similar rights. The information with respect to beneficial ownership of common stock held by each selling stockholder is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the selling stockholders, statements filed with the Securities and Exchange Commission or our actual knowledge.

Except as noted in the footnotes to the table below, within the past three years, none of the selling stockholders have held any position or office with us or any of our affiliates or had a material relationship with us or any of our affiliates.

Name	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering
Hummer Winblad Venture Partners and affiliates (1)	2,397,800	2,397,800	0
Allen & Company LLC (2)	220,000	220,000	0

Total	2,617,800	2,617,800	0

________________

(1)

Consists of 2,277,909 shares of held of record by Hummer Winblad Venture Partners III, L.P. (“HWVP III”) and 119,891 shares of held of record by Hummer Winblad Technology Fund III, L.P. (“HWTF III”). John R. Hummer (“Hummer”), Ann L. Winblad (“Winblad”) and Mark Gorenberg (“Gorenberg”) are the managing members of Hummer Winblad Equity Partners III, LLC, which is the general partner of HWVP III and HWTF III. Hummer, Winblad and Gorenberg may be deemed to have shared voting and dispositive power with respect to the shares held of record by HWVP III and HWTF III; however, each of them disclaims beneficial ownership of all shares, except to the extent of their pecuniary interest in the shares, if any.

Ms. Winblad has been a member of our Board of Directors since April 1998.

(2)	Consists of 220,000 shares issuable upon exercise of a warrant held by Allen & Company LLC. In October 2004, we issued a warrant to purchase 220,000 shares of common stock at $3.79 per share to Allen & Company in exchange for financial advisory services and for $1,100. The warrant is subject to vesting, such that 132,000 shares underlying the warrant may be exercised at any time, and the remaining 88,000 shares underlying the warrant may be exercised only on or after October 27, 2005 and if our engagement letter with Allen & Company for the financial advisory services has not been terminated on or before such date. The vesting of the remaining 88,000 shares shall be accelerated upon the closing during the term of the engagement letter of certain change-in-control transactions. The warrant expires in October 2010. Allen & Company has the option to pay some or all of the purchase price upon exercise of the warrant by canceling a portion of the warrant.

In November 2003, we completed a private placement of shares of our common stock to two institutional investor groups. Allen & Company LLC acted as placement agent and received a fee of $525,000.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, “selling stockholders” includes donees, pledgees, distributees, transferees, or other successors-in-interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our shares of common stock and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of The Knot, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, incorporated into this prospectus by reference to The Knot, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with, or furnished to, the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;
•	our Current Reports on Form 8-K dated January 13, 2005, February 8, 2005, March 9, 2005, and March 28, 2005; and
•	the description of our common stock in our Registration Statement on Form 8-A (registration number 000-28271) under Section 12(g) of the Exchange Act.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed shall be deemed to be incorporated by reference into this prospectus. Information in any of our Current Reports on Form 8-K furnished under “Results of Operations and Financial Condition” shall not be incorporated by reference into this prospectus or the registration statement of which it forms a part.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide to you at no cost a copy of any or all of the information incorporated by reference into this prospectus. You may make a request for a copy of this information in writing or by telephone. Requests should be directed to:

The Knot, Inc.

Attention: Investor Relations

462 Broadway, 6th Floor

New York, NY 10013

(212) 219-8555

ir@theknot.com

2,617,800 Shares

Common Stock

_____________

PROSPECTUS

_____________

May 25, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the common stock being registered under the prospectus are listed below (all amounts other than Securities and Exchange Commission registration fee are estimated). We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them, which are not listed below.

Securities and Exchange Commission registration fee	$ 2,027
Legal fees and expenses	20,000
State “blue sky” fees and expenses	5,000
Accounting fees and expenses	5,000
Printing and engraving costs	5,000
Transfer agent’s fees and expenses	5,000
Miscellaneous	7,973
Total	$ 50,000

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that the liability of a director of The Knot shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under the Delaware General Corporation Law, our directors have a fiduciary duty to The Knot which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to The Knot or its stockholders;
•	for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law; or
•	for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s certificate of incorporation, bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that The Knot shall fully indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director or officer of The Knot or is or was serving at the request of The Knot as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification shall be against expenses including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding.

We have entered into indemnification agreements with each of our current directors and executive officers, in addition to the indemnification provided for in The Knot’s amended and restated certificate of incorporation. The Knot believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. In addition, The Knot has obtained liability insurance for its directors and officers.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to our Registration Statement on Form S-1, registration number 333-87345) (the “Form S-1”)
4.2	Provisions defining the rights of holders of common stock in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (incorporated by reference to the Form S-1)
4.3	Warrant Certificate issued to Allen & Company LLC (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 21, 2005)
5.1	Opinion of Proskauer Rose LLP
10.1	Third Amended and Restated Investors’ Rights Agreement (incorporated by reference to the Form S-1)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Proskauer Rose LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)
24.1*	Power of Attorney

* Filed previously.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(A)           (1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)           (1)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2005.

THE KNOT, INC.

By:  /s/ DAVID LIU

Name: David Liu

Title: President, Chief Executive Officer
         and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 25, 2005.

Signature	Title
/s/ DAVID LIU	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
David Liu
/s/ RICHARD E. SZEFC	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Richard E. Szefc
*	Chief Operating Officer, Assistant Secretary and Director
Sandra Stiles	Director
*
Joseph C. Brehob
*	Director
Ann L. Winblad
*By: /s/ RICHARD E. SZEFC
Richard E. Szefc Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to our Registration Statement on Form S-1, registration number 333-87345) (the “Form S-1”)
4.2	Provisions defining the rights of holders of common stock in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (incorporated by reference to the Form S-1)
4.3	Warrant Certificate issued to Allen & Company LLC (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 21, 2005)
5.1	Opinion of Proskauer Rose LLP
10.1	Third Amended and Restated Investors’ Rights Agreement (incorporated by reference to the Form S-1)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Proskauer Rose LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)
24.1*	Power of Attorney

* Filed previously